Exhibit 99

3M to Continue Its Strong Momentum in 2018

ST. PAUL, Minn. — Dec. 12, 2017 — At today’s annual outlook meeting in New York City, 3M Chairman of the Board, President and CEO Inge Thulin will announce that the company is expecting another strong performance in 2018. Thulin will outline how the 3M Playbook is creating significant value, while emphasizing ongoing investments to support growth, strengthen the portfolio and increase productivity.

“The 3M team is delivering a robust performance in 2017, and is well-positioned to build on that momentum in 2018 — including strong, broad-based organic growth and expanded profitability,” said Thulin. “We are executing the 3M Playbook, which is making us even more competitive and enabling us to generate premium value for our customers and shareholders.”

Thulin will discuss the company’s three key levers, which are significant value-creators and key components of the 3M Playbook.

The first lever — Portfolio Management — is increasing customer relevance and allowing 3M to focus on its most profitable and fastest-growing businesses; since 2012, the company has realigned from 40 businesses to 24, while making strategic acquisitions and divestitures. Investing in Innovation is the second lever, and in 2018 3M plans to increase investments in research and development to $1.9 billion, or about 6 percent of sales. 3M continues to make good progress on its third lever — Business Transformation — which is enabling the company to better serve customers with even more agility and efficiency.

The company will also highlight investments in priority growth platforms — such as auto electrification, air quality and personal safety — along with its strong global business model including in the U.S. and China.

With respect to guidance, 3M will announce its expectations for the full-year 2018:

•                  GAAP earnings per share of $9.60 to $10.00, an increase of 6 to 10 percent

•                  Total sales growth of 5 to 7 percent; organic local-currency sales growth of 3 to 5 percent

•                  Free cash flow conversion of 90 to 100 percent (assumes operating cash flow of $6.9 to $7.6 billion). Refer to section entitled “Supplemental Financial Information, Non-GAAP Measures” for more detail.

The company will also report that it is tracking to the top half of both its full-year 2017 organic growth range of 4 to 5 percent and earnings per share range of $9.00 to $9.10.

Today’s meeting will be webcast live beginning at 8:00 a.m. EST (7:00 a.m. CST) and is scheduled to end at noon EST (11:00 a.m. CST). Investors can access this meeting via the following:

•                  Live webcast at http://investors.3M.com

•                  Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “3M 2018 Outlook Meeting.”

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,”

“target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in billions)

(Unaudited)

Year 2018
Free cash flow (non-GAAP measure)	Planning Estimate
Operating cash flow	$6.9 to $7.6
Purchases of property, plant and equipment	$1.5 to $1.7
Free cash flow (a)	$5.2 to $6.1

Net income attributable to 3M	$5.8 to $6.1
Free cash flow conversion (a)	90% to 100%

(a)                                 Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

3M

Media Contact:

Lori Anderson, 651-733-0831

Investor Contacts:

Bruce Jermeland, 651-733-1807

Tony Riter, 651-733-1141